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                                                                EXHIBIT 23

        REPORT AND CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS






To the Board of Directors and Shareholders of

   Tecumseh Products Company




   We hereby consent to the incorporation by reference in this annual report on Form 10-K of Tecumseh Products Company for the year ended December 31, 1993 of our report dated February 17, 1994 which appears on page 25 of the annual report to shareholders for the year ended December 31, 1993.

   The audit referred to in the above-mentioned report also included the related financial schedules for the three years ended December 31, 1993 listed in the accompanying index. In our opinion, such financial schedules present fairly the information required to be set forth therein.


                                /s/  Moore, Smith & Dale

                                MOORE, SMITH & DALE








Southfield, Michigan
February 17, 1994